Execution Copy


================================================================================


                          AGREEMENT AND PLAN OF MERGER



                                 by and between



                      GENERAL MOTORS ACCEPTANCE CORPORATION

                                       and

                               INTEGON CORPORATION


                               ------------------

                                  June 23, 1997

                               ------------------


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                            TABLE OF CONTENTS

                                                                            Page

ARTICLE 1      THE MERGER......................................................2
      1.1      The Merger......................................................2
      1.2      Closing; Effective Time.........................................2
      1.3      Certificate of Incorporation....................................3
      1.4      By-laws.........................................................3
      1.5      Directors and Officers..........................................3

ARTICLE 2      CONVERSION OF SECURITIES........................................3
      2.1      Common Stock....................................................3
      2.2      Convertible Preferred Stock.....................................4
      2.3      Treasury Stock and Parent-Owned Stock...........................5
      2.4      Dissenting Shares...............................................5
      2.5      Merger Sub Common Stock.........................................6
      2.6      Exchange of Certificates........................................6
      2.7      Options.........................................................9

ARTICLE 3      REPRESENTATIONS AND WARRANTIES
               OF THE COMPANY.................................................10
      3.1      Organization...................................................10
      3.2      Capitalization.................................................11
      3.3      Subsidiaries...................................................12
      3.4      Authorization; Binding Agreement...............................13
      3.5      Noncontravention...............................................13
      3.6      Approvals......................................................14
      3.7.A    SEC Filings; Financial Statements..............................15
      3.7.B    Insurance Subsidiary Statements................................16
      3.7.C    No Undisclosed Liabilities.....................................17
      3.8      Absence of Certain Changes or Events...........................17
      3.9      Litigation, Judgments, No Default, Etc.........................22
      3.10     Compliance.....................................................23
      3.11.A   Definition of Tax and Taxes, Tax Returns and Taxing Authority..24
      3.11.B   Taxes......................................................25
      3.11.C   Tax Representations........................................26
      3.12     Employee Benefit Plans.....................................29
      3.13     Information Supplied.......................................32
      3.14     Finders and Investment Bankers.............................33
      3.15     Rights Agreement...........................................33
      3.16     Opinion of Financial Advisor........................    ...34
      3.17     Contracts..................................................34
      3.18     Reserves...................................................37


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      3.19     Reinsurance Recoverables.......................................37
      3.20     Collective Bargaining Agreements...............................37
      3.21     No Default.....................................................37
      3.22     Premiums Receivable............................................38
      3.23     Bank Accounts..................................................39
      3.24     Guarantees.....................................................39
      3.25     Insurance......................................................39
      3.26     Related Parties................................................40
      3.27     Proprietary Rights.............................................40
      3.28     Compliance with Law............................................41
      3.29     Real Property..................................................42
      3.30     Investments of Insurance Subsidiaries..........................43
      3.31     Insurance Practices............................................43
      3.32     Licenses and Permits...........................................43
      3.33     Overdue Assessments:  Risk Sharing Plans.......................44
      3.34     Underlying Documents...........................................45

ARTICLE 4      REPRESENTATIONS AND WARRANTIES
               OF THE PARENT AND THE MERGER SUB...............................45
      4.1      Organization...................................................45
      4.2      Authorization; Binding Agreement...............................46
      4.3      Noncontravention...............................................47
      4.4      Governmental Approvals.........................................47
      4.5      Finders and Investment Bankers.................................48

ARTICLE 5      COVENANTS......................................................48
      5.1      Conduct of Business of the Company.............................48
      5.2      Stockholder Approval; Proxy Statement..........................50
      5.3      Access and Information.........................................51
      5.4      No Solicitation................................................52
      5.5      Reasonable Efforts; Additional Actions.........................53
      5.6      Notification of Certain Matters................................54
      5.7      Public Announcements...........................................55
      5.8      Merger Sub.....................................................55
      5.9      Severance......................................................56
      5.10     Indebtedness of the Company....................................56
      5.11     Termination of Investment Advisory Agreement...................57
      5.12     Termination of Amended Salary Deferral Plan and Deferral
               of Bonus Payment...............................................57
      5.13     Employee Plans.................................................57
      5.14     Investment Portfolio...........................................58
      5.15     Indemnification of Directors and Officers......................58
      5.16     Updating of Schedules..........................................59
      5.17     Redemption of Company Convertible Preferred Stock..............59

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                                                                            Page


ARTICLE 6      CONDITIONS.....................................................60
      6.1      Conditions to Each Party's Obligations.........................60
      6.2      Conditions to Obligation of the Parent and the Merger Sub......62
      6.3      Conditions to Obligation of the Company........................63

ARTICLE 7      TERMINATION....................................................63
      7.1      Termination....................................................64
      7.2      Procedure for and Effect of Termination........................65

ARTICLE 8      MISCELLANEOUS..................................................66
      8.1      Certain Definitions............................................66
      8.2      Amendment and Modification.....................................67
      8.3      Waiver of Compliance; Consents.................................68
      8.4      Survival.......................................................68
      8.5      Notices........................................................68
      8.6      Assignment.....................................................70
      8.7      Expenses.......................................................70
      8.8      Governing Law..................................................70
      8.9      Counterparts...................................................70
      8.10     Interpretation.................................................70
      8.11     Entire Agreement...............................................71
      8.12     No Third Party Beneficiaries...................................71

SCHEDULES

Schedule 2.3     -    Treasury Shares Held by Subsidiaries
Schedule 3.2     -    Capitalization
Schedule 3.3     -    Subsidiaries
Schedule 3.2.4   -    Guarantees
Schedule 3.5     -    Consents
Schedule 3.7.A   -    SEC Filings
Schedule 3.7.C   -    No Undisclosed Liabilities
Schedule 3.8     -    Certain Changes or Events
Schedule 3.9     -    Litigation
Schedule 3.10    -    Compliance
Schedule 3.11.B  -    Taxes
Schedule 3.11.C  -    Tax Representations
Schedule 3.12(a) -    Employee Benefit Plans
Schedule 3.12(b) -    Employee Benefit Plans
Schedule 3.14    -    Finders & Investment Bankers
Schedule 3.17    -    Contracts
Schedule 3.23    -    Bank Accounts
Schedule 3.25    -    Insurance
Schedule 3.26    -    Related Parties
Schedule 3.27    -    Proprietary Rights
Schedule 3.29    -    Real Property
Schedule 3.30    -    Investment of Insurance Subsidiaries
Schedule 3.32    -    Licenses and Permits
Schedule 3.33    -    Overdue Assessments; Risk Sharing Plans
Schedule 5.1     -    Conduct of Business Schedule 5.9 - Severance Schedule
Schedule 5.12    -    Amended Salary Deferral Plan



EXHIBITS

Exhibit 6.2(e)   -    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
Exhibit 6.3(d)   -    Opinion of Parent's Legal Staff

                      AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER dated as of June 23, 1997 (the "AGREEMENT"), by and between GENERAL MOTORS ACCEPTANCE CORPORATION, a New York corporation (the "PARENT"), and INTEGON CORPORATION, a Delaware corporation (the "COMPANY").

            WHEREAS, the respective boards of directors of the Parent and the Company have approved this Agreement pursuant to which, among other things, a wholly owned direct or indirect subsidiary of the Parent to be incorporated in Delaware (the "MERGER SUB") will be merged with and into the Company (the "MERGER") on the terms and conditions contained herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); the Merger Sub and the Company are sometimes collectively referred to herein as the "CONSTITUENT CORPORATIONS"; and

            WHEREAS, the Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

            NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                ARTICLE 1

                               THE MERGER

            1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the DGCL, the Merger Sub shall be merged with and into the Company, which shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of the Merger Sub shall cease and the other effects of the Merger shall be as set forth in Section 259 of the DGCL.

            1.2 CLOSING; EFFECTIVE TIME. Subject to the provisions of Article 6, the closing of the Merger (the "CLOSING") shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in Article 6 have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Parent, the Merger Sub and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE." At the Closing, the Parent, the Merger Sub and the Company shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective as of the date and time of such filing or as of such subsequent date or time as the Parent and the

Company shall agree to and shall be set forth in the Certificate of Merger ("EFFECTIVE TIME").

            1.3 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

            1.4 BY-LAWS. The by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

            1.5 DIRECTORS AND OFFICERS. The directors and officers of the Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal.

                                ARTICLE 2

                    CONVERSION OF SECURITIES; OPTIONS

            2.1 COMMON STOCK. Each share of Common Stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.4) and Parent Shares (as defined in Section 2.3)) shall, by virtue of the

Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to $26.00 per share (the "COMMON STOCK PRICE PER SHARE") payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such share of Company Common Stock in accordance with Section 2.6. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Price Per Share shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

            2.2 CONVERTIBLE PREFERRED STOCK. All shares of $3.875 Convertible Preferred Stock, par value $.01 per share, of the Company (the "COMPANY CONVERTIBLE PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time, subject to
Section 5.17. Each share of Company Convertible Preferred Stock shall entitle its holder, from and after the Effective Time during the period such shares are convertible, to convert such shares into cash in an amount (the "CASH CONVERSION CONSIDERATION") equal to (i) the Common Stock Price Per Share multiplied by (ii) the number of shares of Company Common Stock into which the shares of Company Convertible Preferred Stock held by such holder would have been convertible immediately prior to the Effective Time at the Conversion Price (as defined in the Certificate of Designation of the Company Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION")) then in effect. The Parent acknowledges that each share of Company Convertible Preferred Stock that has been converted into Company Common Stock prior to the Effective Time shall have been duly converted for purposes of this Agreement and that the Company Common Stock issued upon such conversion shall entitle its holder to receive the Common Stock Price Per Share under
Section 2.1.

            2.3 TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Time, if any (excluding any shares of Company Common Stock held by the Company's subsidiaries, all of which shares are described on SCHEDULE 2.3 and shall be entitled to receive the Common Stock Price Per Share as set forth in Section 2.1 and shall not be canceled and retired), and each share of Company Common Stock and Company Convertible Preferred Stock then owned by the Parent, the Merger Sub or any other wholly-owned subsidiary of the Parent (collectively, "PARENT SHARES"), if any, shall, by virtue of the Merger, automatically be canceled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

            2.4 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "DISSENTING SHARES"), shall not be converted into or exchangeable for the right to receive the Common Stock Price Per Share, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the DGCL, each share of Company Common Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Common Stock Price Per Share, without any interest thereon, in accordance with Section 2.6, and such shares shall no longer be Dissenting Shares.

            2.5 MERGER SUB COMMON STOCK. Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation.

            2.6   EXCHANGE OF CERTIFICATES.

                  2.6.1 On or before the Effective Time, the Parent shall deposit or cause to be deposited in trust with a bank or trust company mutually acceptable to the Parent and the Company (the "EXCHANGE AGENT") cash in the aggregate amount required to make the cash payments in respect of (i) the Company Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares and Parent Shares), (ii) the Company Convertible Preferred Stock that is convertible after the Effective Time into the Cash Conversion Consideration, and (iii) the Company Options (as defined in Section 2.7) (collectively, the "MERGER CONSIDERATION"), such sum being hereinafter referred to as the "EXCHANGE FUND". The Exchange Agent




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                                                                    7

shall, pursuant to irrevocable instructions, make the payments provided for in this Article 2 out of the Exchange Fund. If any cash deposited with the Exchange Agent pursuant to this Section 2.6 remains unclaimed by the former stockholders or former option holders of the Company following the expiration of nine months after the Effective Time, such cash (together with all interest earned thereon) shall be delivered, upon demand, to the Parent by the Exchange Agent and, thereafter, any former stockholders and any former option holders of the Company who have not heretofore complied with this Article 2 shall be entitled to look only to the Parent (subject to abandoned property, escheat or similar laws) as general creditors thereof with respect to the payment of their claim for any Merger Consideration.

                  2.6.2 As soon as reasonably practicable following the Closing Date, the Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (collectively, the "CERTIFICATES") and to each holder of an agreement evidencing a Company Option (an "OPTION AGREEMENT"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and the Option Agreements shall pass, only upon delivery of the Certificates and the Option Agreements to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and the Option Agreements for payment therefor.

                  2.6.3 After the Effective Time, each holder of shares of Company Common Stock or Option Agreements shall surrender and deliver the Certificates or Option Agreements, as the case may be, to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, following the Effective Time, the holder shall be entitled to receive in exchange therefor, a check in the amount of the cash payment which such holder is entitled to receive pursuant to this Article 2, and such Certificates and Option Agreements shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Option Agreements. If the payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (b) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until so surrendered, each outstanding Certificate or Option Agreement after the Effective Time shall be deemed for all purposes to evidence the right to receive such payment of cash, without any interest thereon.

                  2.6.4 At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Time, Certificates or Option

Agreements are presented to the Surviving Corporation or the Parent, they shall be canceled and exchanged for cash as provided in this Article 2.

            2.7   OPTIONS.

                  2.7.1 All outstanding options obligating the Company to issue, transfer or sell any shares of Company Common Stock and issued pursuant to the Integon Corporation 1992 Stock Option Plan, as amended from time to time (the "1992 PLAN") (such options, the "1992 PLAN COMPANY OPTIONS"), or pursuant to the Integon Corporation Amended and Restated Omnibus Long-Term Performance Incentive Compensation Plan, as amended from time to time (the "OMNIBUS PLAN", and together with the 1992 Plan, the "COMPANY OPTION PLANS") (such options, the "OMNIBUS PLAN COMPANY OPTIONS" and together with the 1992 Plan Company Options, the "COMPANY OPTIONS"), which Company Options are outstanding immediately prior to the Effective Time, are vested, or by action of the Compensation and Personnel Committee of the Board of Directors of the Company prior to the date hereof, will become fully vested at the Effective Time. Each holder of a 1992 Plan Company Option shall be entitled to receive as soon as practicable after the Effective Time, in settlement and cancellation of such 1992 Plan Company Option, an amount in cash in immediately available funds equal to the product of
(i) the excess of the Common Stock Price Per Share over the exercise price of each such 1992 Plan Company Option, multiplied by (ii) the number of shares of Company Common Stock covered by such 1992 Plan Company Option. Each holder of an Omnibus Plan Company Option shall be entitled to receive as soon as practicable after the Effective

Time, in settlement and cancellation of such Omnibus Plan Company Option, an amount in cash in immediately available funds equal to the product of (i) the excess of the greater of (A) the Common Stock Price Per Share or (B) the Change In Control Price (as defined in the Omnibus Plan in effect as of the date of this Agreement) over the exercise price of each such Omnibus Plan Company Option, multiplied by (ii) the number of shares of Company Common Stock covered by such Omnibus Plan Company Option.

                  2.7.2 Prior to the Effective Time, the Company and the Parent shall cooperate and take such other action as may be necessary to cancel all outstanding Company Options in consideration for the payment provided herein and to effectuate the arrangements described in this Section 2.7.

                                ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES
                             OF THE COMPANY

            The Company represents and warrants to the Parent and, upon the Amendment (as defined in Section 5.8), to the Merger Sub as follows:

            3.1 ORGANIZATION. Each of the Company and its subsidiaries (collectively, the "SUBSIDIARIES") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in




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                                                                    11

which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.1) with respect to the Company or any of its Subsidiaries. The Company has previously delivered or made available to the Parent correct and complete copies of the certificates of incorporation and by-laws (or equivalent governing instruments) as currently in effect, of the Company and each of its Subsidiaries.

            3.2 CAPITALIZATION. The authorized capital stock of the Company is as disclosed in the Company SEC Filings (as defined in Section 3.7.A). Except as disclosed in the Company SEC Filings or as set forth on SCHEDULE 3.2, no shares of capital stock of the Company are authorized, reserved for issuance or issued and outstanding and there are no outstanding Company Options. All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Company Options disclosed in the Company SEC Filings or as set forth in
SCHEDULE 3.2, the Company does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. There are no shareholder agreements, voting agreements, voting trusts or other similar arrangements which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company.

            3.3 SUBSIDIARIES. Except as disclosed in the Company SEC Filings or as set forth on SCHEDULE 3.3, the Company does not own, directly or indirectly,
(a) any shares of capital stock of any subsidiary of the Company or (b) any other material equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock of each of the Subsidiaries that are owned by the Company or any other Subsidiary (collectively, the "COMPANY SUBSIDIARY SHARES") have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no irrevocable proxies or similar obligations with respect to any of the Company Subsidiary Shares and, except as set forth on SCHEDULE 3.3, all of the Company Subsidiary Shares are owned by the Company free and clear of all liens, claims, charges, encumbrances or security interests (collectively, "LIENS") with respect thereto. SCHEDULE 3.3 sets forth, with respect to each Subsidiary, (i) the number of authorized shares of each class of its capital stock and (ii) the number of issued and outstanding shares of each class of capital stock, with a true, correct and complete list of the record and beneficial holders of such shares. No Subsidiary has outstanding any subscription, option, put, call, warrant or other right or commitment to issue, nor any obligation or commitment to redeem or purchase, any of its authorized capital stock, or any securities convertible into or exchangeable for any of its authorized capital stock.




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                                                                    13

            3.4 AUTHORIZATION; BINDING AGREEMENT. The Company has the full legal power and authority to execute and deliver this Agreement and, subject to the due execution and delivery of the Amendment by the Parent, the Company and Merger Sub, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the due execution and delivery of the Amendment by the Parent, the Company and Merger Sub, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in both cases, to the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and by-laws of the Company. This Agreement has been duly and validly executed and delivered by the Company and, subject to the due execution and delivery of the Amendment by the Parent, the Company and Merger Sub and the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and by-laws of the Company, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            3.5 NONCONTRAVENTION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or equivalent governing instruments) of the Company or any of its Subsidiaries, (b) except as set forth on SCHEDULE 3.5, require any consent, approval or notice under or conflict with or result in a violation or breach of, or




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                                                                    14

constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation (collectively, "CONTRACTS AND OTHER AGREEMENTS") to which the Company or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound or (c) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "LEGAL REQUIREMENTS") applicable to the Company or any of its Subsidiaries or any portion of their properties or assets; PROVIDED that no representation or warranty is made in the foregoing clause (b) with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to the Company or any Subsidiary.

            3.6 APPROVALS. No consent, approval or authorization of or declaration or filing with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "GOVERNMENT ENTITY") on the part of the Company or any of its Subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the




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                                                                    15

"EXCHANGE ACT"), (c) approvals, filings and/or notices required under any applicable insurance laws, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not reasonably be expected to result in a Material Adverse Effect with respect to the Company or any Subsidiary or prevent the Company from consummating the transactions contemplated hereby.

            3.7.A SEC FILINGS; FINANCIAL STATEMENTS. Except as set forth on
SCHEDULE 3.7.A, the Company has made all filings required to be made with the Securities and Exchange Commission (the "SEC") since December 31, 1995 and has delivered or made available to the Parent true, correct and complete copies of the Company's (a) Annual Reports on Form 10-K for the years ended December 31, 1995 and December 31, 1996 (the "COMPANY 1995 FORM 10-K" and the "COMPANY 1996 FORM 10-K," respectively), as filed with the SEC, (b) proxy statements relating to all of the Company's meetings of stockholders (whether annual or special) since December 31, 1995 and (c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC since December 31, 1995 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "COMPANY SEC FILINGS"). As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included or incorporated by reference in the Company 1995 Form 10-K, the Company 1996 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "COMPANY 1997 FIRST QUARTER FORM 10-Q") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

            3.7.B INSURANCE SUBSIDIARY STATEMENTS. For each of the insurance subsidiaries of the Company chartered as an insurance company under state law (collectively, the "INSURANCE SUBSIDIARIES"), the Company has delivered or made available to the Parent true, correct and complete copies of (a) the statutory financial statements (including the annual reports filed in each state in which one of such Insurance Subsidiaries is admitted or approved) for each such Insurance Subsidiary for the years 1994 through 1996 and (b) the statutory financial statements (including quarterly reports filed in each state in which one of such Insurance Subsidiaries is admitted or approved) for each such Insurance Subsidiary for the quarter ending March 31, 1997, and will deliver to Parent true, correct and complete copies of such statements for all quarters ending thereafter and prior to the Effective Time. All such statements shall be referred to as the "INSURANCE SUBSIDIARY STATEMENTS". The Insurance Subsidiary Statements do (and, with respect to any Insurance Subsidiary

Statement for any quarter after March 31, 1997, and prior to the Effective Time, will) present fairly, on a consistent basis and in accordance with practices prescribed or permitted by the appropriate regulatory agencies of each state in which the Insurance Subsidiary Statements have been filed or may be required to be filed, the financial position at the date of each such statement and results of each such Insurance Subsidiary's operations for each such referenced periods. Further, the exhibits and schedules included in the Insurance Subsidiary Statements are fairly stated in all material respects in relation to the subject Insurance Subsidiary and the Insurance Subsidiary Statements comply in all material respects with all applicable regulatory requirements.

            3.7.C NO UNDISCLOSED LIABILITIES. Neither the Company nor any Subsidiary has any liabilities or obligations (absolute, accrued, contingent or otherwise) which are not reflected in its financial statements referenced in Sections 3.7.A. or 3.7.B., except for (i) liabilities and obligations incurred in the ordinary course of business since March 31, 1997, none of which, individually or in the aggregate, has had a Material Adverse Effect on the Company or any Subsidiary, or (ii) liabilities or obligations disclosed in
SCHEDULE 3.7.C.

            3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed on SCHEDULE 3.8 or in the Company SEC Filings or as consented to in writing by the Parent, the Company and the Subsidiaries have conducted business only in the ordinary and usual course and, without limiting the generality of the foregoing:

                  (a) Neither the Company, nor any Subsidiary has sustained any damage, destruction or loss (including, without limitation, by reason of revocation of license, certificate of authority, or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction, regulation, investigation or inquiry), regardless of whether covered by insurance, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or any Subsidiary.

                  (b) There have been no changes, events or conditions (other than changes, events or conditions affecting generally the United States economy or the insurance industry or that are caused primarily or substantially by, or as a result of, the announcement of this Agreement and the transactions contemplated hereby, including payment of the expenses, fees and other charges incurred by the Company's contemplation, negotiation, execution or consummation of this Agreement) which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or any Subsidiary.

                  (c) No material contractual obligation of the Company or any Subsidiary has been modified in any material respect or terminated, except in accordance with its terms, and neither the Company nor any Subsidiary has received notice from any person with respect to such a possible modification or termination thereof.

                  (d) Neither the Company nor any Subsidiary incurred additional debt for borrowed money, or incurred any other obligation or liability (fixed, contingent or otherwise), regardless of whether required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except in the ordinary and usual course of its business and consistent with past practices and except pursuant to the Credit Agreement, dated as of October 12, 1993, between the Company and the Chase Manhattan Bank.

                  (e) Neither the Company nor any Subsidiary has paid or prepaid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit or appeal other than Direct Action Claims (as defined in Section 3.9), pending or threatened against it or any of its assets or properties, except for liabilities included in the December 31, 1996 audited consolidated balance sheet of the Company contained in the Company SEC Filings (the "DECEMBER 31, 1996 BALANCE SHEET") and liabilities incurred since December 31, 1996 in the ordinary and usual course of business of the Company or such Subsidiary.

                  (f) Neither the Company nor any Subsidiary has authorized, declared, paid or effected any dividend, payment or other distribution on or with respect to any share of its capital stock.

                  (g) Neither the Company nor any Subsidiary has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of the capital stock of the Company or any Subsidiary.

                  (h) Neither the Company nor any Subsidiary has mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, nor has the Company nor any Subsidiary mortgaged, pledged, otherwise encumbered or subjected to any lien any of the capital stock of the Company or any Subsidiary except for liens for current taxes which are not yet due and payable.

                  (i) Neither the Company nor any Subsidiary has sold, leased or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary and usual course of its business, and in each case for a consideration at least equal to the fair value of such asset or property, nor has the Company nor any Subsidiary leased or licensed to others (including officers and directors) any asset or property, or discontinued any product or service line or the sale or other disposition of any of its products or services.

                  (j) Neither the Company nor any Subsidiary has purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other entity other than in connection with ordinary course investment activities.

                  (k) Neither the Company nor any Subsidiary has made any expenditure for the purchase, acquisition, construction or improvement of a capital asset except (a) in the ordinary course of business, (b) pursuant to Company Agreements listed on SCHEDULE 3.17, (c) as listed on SCHEDULE 3.8, or
(d) for such expenditures in the aggregate not exceeding $500,000.

                  (l) Neither the Company nor any Subsidiary has entered into any transaction or contract, nor has the Company or any Subsidiary waived any right of substantial value or canceled any debts or claims or voluntarily suffered any extraordinary losses, except in either case in the ordinary and usual course of its business or as disclosed in SCHEDULE 3.17.

                  (m) Neither the Company nor any Subsidiary has sold, assigned, transferred or conveyed any Proprietary Right (as defined in Section 3.27).

                  (n) Neither the Company nor any Subsidiary has effected any amendment or supplement to, or extension of, any employee profit-sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

                  (o) Neither the Company nor any Subsidiary has paid to or for the benefit of any of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries, bonuses and benefits at times and rates in effect prior to December 31, 1996, other than scheduled increases and increases in the ordinary course of business consistent with past practice.

                  (p) Neither the Company nor any Subsidiary has effected any amendment or modification to its charter documents, by-laws or other governing documents.

                  (q) Neither the Company nor any Subsidiary has made any change in accounting methods or principles used for financial or regulatory reporting purposes, except for changes which are required of all property and casualty insurers.

                  (r) Neither the Company nor any Subsidiary has entered into any agreement or commitment, whether in writing or otherwise, to take any action described in this Section 3.8.

                  (s) Neither the Company nor any Subsidiary has experienced any strikes, shutdowns, slowdowns or work stoppages.

                  (t) The Insurance Subsidiaries taken together have not experienced any change in reserves which has or would be reasonably expected to have a Material Adverse Effect with respect to such Insurance Subsidiaries.

                  (u) There have been no claims (including Direct Action Claims) incurred or reported to the Insurance Subsidiaries taken together which, individually or in the aggregate, have or would be reasonably expected to have a Material Adverse Effect with respect to such Insurance Subsidiaries.

            3.9 LITIGATION, JUDGMENTS, NO DEFAULT, ETC. Except as described in
SCHEDULE 3.9, (a) there is no action or proceeding, other than Direct Action Claims (as defined below), pending or, to the best knowledge of the Company, threatened before any federal or state court or agency to which the Company or any Subsidiary is a party, the outcome of which could involve payment by the Company or any Subsidiary of damages, fines or penalties (net of actual recoveries received by the Company and the Subsidiaries) in excess of $250,000 or which individually or in the aggregate would have a Material Adverse Effect with respect to the Company or any Subsidiary, (b) there is no judgment, decree, injunction, rule or order (collectively "ORDERS") of any court, arbitrator or Governmental Entity outstanding against the Company or any Subsidiary, (c) there are no facts known to the Company or any Subsidiary that would result in any such claim, dispute, action, proceeding, suit, appeal, investigation or inquiry which would have such a Material Adverse Effect with respect to the Company or any Subsidiary and (d) to the best knowledge of the Company, there are no statutes, rules or regulations, statutory or regulatory proceedings, or any other governmental or regulatory rules, releases, interpretative opinions or pronouncements, whether state, local or federal, which materially and adversely affect the ability of the Company or any Subsidiary to carry on their business as currently conducted. "DIRECT ACTION CLAIM" means a claim brought against an Insurance Subsidiary in the ordinary course of the Insurance Subsidiary's business for damages allegedly caused by or to an insured of the Insurance Subsidiary, pursuant to the laws of a state which permits tort claims to be filed directly against an insurer (provided that such a claim shall not be considered a Direct Action Claim to the extent that it seeks recovery in excess of policy limits against the insurer or extra-contractual damages against the insurer).

            3.10 COMPLIANCE. Except as disclosed in the Company SEC Filings or as set forth on SCHEDULE 3.10, neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of (a) its certificate of incorporation or by-laws (or equivalent governing instruments), or (b) any Contracts and Other Agreements to which the Company or any of its Subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound; PROVIDED that no representation or warranty is made in the foregoing clause (b) with respect to matters that, individually or in the aggregate, have not had or could not reasonably be expected to result in a Material Adverse Effect with respect to the Company or any of its Subsidiaries.

            3.11.A  DEFINITION OF TAX AND TAXES, TAX RETURNS AND TAXING
AUTHORITY.

                  (a) "TAX" and "TAXES" mean (i) any tax imposed on or measured by net income, gross income, gross receipts, franchise, capital stock, license, sales, use, service, transfer, withholding, payroll, premium, real or personal property or windfall profits tax, estimated, ad valorem, value added, or excise tax, alternative or add-on minimum tax, or other tax, fee, levy, duty and charges of whatever kind, including any employment, social security, workers' compensation, unemployment compensation, utility, stamp, occupation or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "TAXING AUTHORITY"), imposed upon the Company or any Subsidiary and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of the Company or any Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Effective Time.

                  (b) "TAX RETURNS" shall mean returns, reports and other documentation (including any additional or supporting material and amendments thereto) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of the Company's or its Subsidiaries' Tax.

            3.11.B TAXES. The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by them through the date hereof with the appropriate Taxing Authorities, and shall prepare and timely file, in a manner consistent with prior years and applicable law and regulations, all Tax Returns required to be filed on or before the Effective Time. All Tax Returns are true, correct and complete, and Taxes relating to the Company and its Subsidiaries which are due to, or claimed to be due from them by, any Taxing Authority have been paid other than as disclosed in SCHEDULE 3.11.B. Except as disclosed on
SCHEDULE 3.11.B and, to the best knowledge of the Company, there is currently no audit or examination of, or action or proceeding relating to, any Tax Return of the Company or any of its Subsidiaries or which includes the Company or any of its Subsidiaries presently in progress or of which the Company or any of its Subsidiaries has received notice. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns which include the Company or its Subsidiaries. Except as disclosed in the Company SEC Filings or as set forth on SCHEDULE 3.11.B, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries.

            3.11.C  TAX REPRESENTATIONS.

                  (a) Each Insurance Subsidiary is an "insurance company" within the meaning of Treas. Reg. ss. 1.801-3(a) and subject to taxation under Part II of Subchapter L of the Internal Revenue Code of 1986, as amended (the "CODE"), for the taxable period ending on the Closing Date and for all prior taxable periods for which the statute of limitations has not expired, except as set forth on SCHEDULE 3.11.C.

                  (b) The unpaid loss reserves of each Insurance Subsidiary have been computed in accordance with Section 846 of the Code for all taxable periods for which Tax Returns have been filed and for which the statute of limitations has not expired.

                  (c) There are no liens for Taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet due or payable or liens imposed for nonpayment of Taxes which are currently being contested in good faith by the Company or such Subsidiary, and for which adequate reserves are reflected in the financial statements referred to in Sections 3.7.A or 3.7.B.

                  (d) Based on tax rates currently in effect, the current and deferred Taxes of the Company and the Subsidiaries (i) as of March 31, 1997, did not exceed by a material amount the reserve for such Taxes set forth in the Company's consolidated financial statements contained in the Company 1997 First Quarter Form 10-Q and (ii) will not exceed by a material amount such reserve as adjusted for operations and transactions through the Effective Time in accordance with the past customs and practice of the Company and the Subsidiaries.

                  (e) Except as set forth on SCHEDULE 3.11.C, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment by the Company or the Subsidiaries of any amount that would not be deductible by the Company or the Subsidiaries by reason of Section 162(m) of the Code.

                  (f) The Company is not a U.S. real property holding corporation under Section 897 of the Code.

                  (g) Except as provided in SCHEDULE 3.11.C, the Company or its Subsidiaries have not agreed (and no agreement has been made on their behalf) to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method or change in basis of computing reserves or otherwise, and there is no application pending with any Taxing Authority requesting permission for any changes in any accounting method of the Company or the Subsidiaries.

                  (h) Any tax sharing agreement among the Company and the Subsidiaries shall be and hereby is deemed to be amended so as to be inapplicable to taxable periods commencing on or after the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

                  (i) The Company or its Subsidiaries have set up an adequate reserve for the payment of all Taxes required to be paid by the Company or its

Subsidiaries, and the consolidated financial statements of the Company contained in the Company 1997 First Quarter Form 10-Q reflect an adequate reserve for the payment of all Taxes required to be paid by the Company and its Subsidiaries through the date of such financial statements.

                  (j) The Federal income Tax Return of the Company and its consolidated Subsidiaries have been examined and settled with the Internal Revenue Service, or the statute of limitations with respect to such years has expired, for all years through 1992, except for a pending refund claim by the Company.

                  (k) The Company and each Subsidiary have timely withheld from and paid to the appropriate Taxing Authority, and have properly reported, all employee salaries, wages and other compensation with respect to matters that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect with respect to the Company or any of its Subsidiaries.

                  (l) The Company and each Subsidiary is a member of the consolidated group (as defined in Section 1504 of the Code) of which the Company is the common parent for all taxable years beginning January 1, 1995. Except as set forth in SCHEDULE 3.11.C, neither the Company nor any Subsidiary (a) has, for any periods ending on or after January 1, 1995, been a member of a consolidated group filing a consolidated federal income Tax Return, other than the group of which the Company is the common parent or (b) has any liability for Taxes for any person (other than the Company and any Subsidiary) under Treas. Reg. ss. 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee, successor, by contract or otherwise.

                  (m) No requests for ruling or determination letters with respect to the income, operations or business of the Company or any Subsidiary are pending with any Taxing Authority.

                  (n) Neither the Company nor any Subsidiary has received written notice from any Taxing Authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is subject to taxation in that jurisdiction, which notice relates to an amount that, if due, could have a Material Adverse Effect on the Company or any Subsidiary. Except as set forth on
SCHEDULE 3.11.C, neither the Company nor any Subsidiary is required to file any Tax Return in any jurisdiction outside the United States.

            3.12  EMPLOYEE BENEFIT PLANS.

                  (a) Except for the plans, programs or arrangements, contractual or otherwise, listed in SCHEDULE 3.12(A), (i) neither the Company nor any Subsidiary nor, with respect to employees, directors or officers of the Company or any Subsidiary, any other person maintains, sponsors or contributes to any plan, program or arrangement providing for (A) payment of deferred compensation or retirement benefits, (B) the accrual or payment of bonuses or special or incentive compensation of any kind, (C) any severance or termination payments, (D) loans, loan guarantees or other extensions of credit to directors, officers or employees, (E) life, health, disability or other welfare benefits, or (F) moving or other relocation expense benefits or reimbursements; and (ii) neither the Company nor any Subsidiary nor, with respect to employees, directors or officers of the Company or any Subsidiary, any other person maintains, sponsors or contributes to any other stock bonus, stock option, stock incentive, employee stock ownership, stock purchase or similar plans or practices, whether formal or informal.

                  (b) With respect to any plan, program or arrangement of the nature described in Section 3.12(a) above (hereinafter, the "PLANS"), except as disclosed on such SCHEDULE 3.12(B):

                        i) the financial statements, if any, relating to the Plans for the past five plan years have been furnished or were made available to the Parent, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the books and records of such Plans, which books and records are correct and complete in all material respects;

                        ii) all such Plans comply in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and the applicable requirements for tax-exempt status under the Code and each Plan has been operated substantially in accordance with its terms and no penalties or excise taxes have been incurred under ERISA or the Code;

                        iii) no material change in the assets or liabilities of any such Plan has occurred after the date of the financial statement relating thereto

      (other than any change resulting from the normal and anticipated accrual of benefits, payment of benefits or receipt of contributions);

                        iv) all required contributions to the Plans have been timely made, all contributions accrued by the Company or any Subsidiary through March 31, 1997 are reflected in the Company's SEC Filings;

                        v) all applicable reporting and disclosure obligations to any governmental agency or entity and to any Plan participant or beneficiary have been materially satisfied;

                        vi) there have been no transactions between any such Plan and any "party in interest" or "disqualified person", within the meaning of ERISA or the Code, which might subject the Company or any Subsidiary to a tax or penalty on prohibited transactions or to a civil action under ERISA;

                        vii) all such Plans that are funded Plans have sufficient assets to pay all benefits, expenses and liabilities, accrued or otherwise;

                        viii) no investigation or review by the Internal Revenue Service ("IRS") is pending or is contemplated in which the IRS has asserted or may assert that any Plan is not qualified under the Code or that any related trust, including any trust for a welfare Plan, is not exempt from tax under Section 501 of the Code. No assessment of any federal income taxes has been made or, to the best knowledge of the Company, is contemplated against any of the Company or any Subsidiary or any related trust of any such Plan on the basis of failure of such qualification or exemption nor, to the knowledge of the

      Company, is there any basis for any such investigation, review, assertion or assessment;

                        ix) no event has occurred or is threatened or about to occur with respect to any Plan for which is required to be filed a notice of a reportable event, within the meaning of Section 4043(b) of ERISA and the Pension Benefit Guaranty Corporation (the "PBGC") regulations issued thereunder. No notice of termination has been filed by the Plan administrator pursuant to Section 4041 of ERISA or issued by the PBGC pursuant to Section 4042 of ERISA with respect to any such Plan nor is there any basis for the filing of any such notice of termination; and

                        x) after the Effective Time, neither the Company nor any Subsidiary will have any liability with respect to any obligation to contribute to, or any duty to provide any benefits under, any such Plan.

                  (c) Neither the Company nor any Subsidiary is or has ever been a contributing employer to any multi-employer pension plan (within the meaning of Section 3(37) of ERISA); neither the Company nor any Subsidiary is under any obligation to make contributions to any multi-employer pension plan; and neither the Company nor any Subsidiary has actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from any multi-employer pension plan.

            3.13 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement (the "PROXY STATEMENT") to be filed with the SEC by the Company in connection with the meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS' MEETING") to be held in connection with the Merger will, at the time the Proxy Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

            3.14 FINDERS AND INVESTMENT BANKERS. Neither the Company nor any of its officers or directors has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Goldman, Sachs & Co. ("GOLDMAN SACHS"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Goldman Sachs (including any fees for the written opinion provided pursuant to Section 3.16), all of which fees have been or will be paid by the Company in accordance with the agreement attached as SCHEDULE 3.14.

            3.15 RIGHTS AGREEMENT. The Company has delivered or made available to the Parent a correct and complete copy of the Rights Agreement dated as of January 22, 1997 (the "COMPANY RIGHTS AGREEMENT") between the Company and First Chicago Trust Company of New York, as Rights Agent, including all exhibits thereto. The Company has amended the Company Rights Plan (the "RIGHTS PLAN AMENDMENT") so that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) cause the Rights under the Company Rights Agreement (the "RIGHTS") to become exercisable, (b) cause any person to become an Acquiring Person (as defined in the Company Rights Agreement) or (c) give rise to a Distribution Date (as defined in the Company Rights Agreement). The Company has delivered to the Parent a true, correct and complete copy of the Rights Plan Amendment.

            3.16 OPINION OF FINANCIAL ADVISOR. The Company has received a written opinion of Goldman Sachs to the effect that, as of the date of this Agreement, the Merger is fair to the stockholders of the Company from a financial point of view.

            3.17  CONTRACTS.

                  (a) Set forth in SCHEDULE 3.17 hereto is a list identifying all outstanding contracts, leases and commitments, other than as an insurer (except for insurance policies issued outside of the ordinary course of business, which are listed on SCHEDULE 3.17), whether written or oral, either
(i) to which the Company or any Subsidiary is a party, or (ii) to which any of its or their properties are subject and (a) are listed in the next sentence, or
(b) with respect to which the Company or any Subsidiary is, in the case of any one contract, lease or commitment or series of related contracts, leases or commitments, obligated to make aggregate payments in excess of $500,000, or (c) which is performable by the Company or such Subsidiary beyond one year subsequent to the Effective Time and has aggregate payments in excess of $500,000, or (d) which are material to the business, prospects or financial condition of the Company and the Subsidiaries, taken as a whole (collectively the "COMPANY AGREEMENTS").

                  The following types of agreements are Company

Agreements, irrespective of dollar amount or term:

                        i) management or employment contracts (other than oral agreements for employment at will), consulting contracts, collective bargaining contracts or other agreements with any labor union, or termination and severance agreements;

                        ii) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements, warehousing agreements, repurchase agreements and other evidence of indebtedness other than endorsements for collection or deposit in the ordinary course of business;

                        iii) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization, or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or other relating to any such employee benefit plan or arrangement);

                        iv) stock option, stock purchase, warrant, repurchase or other contracts or agreements with any employee or officer of either the Company or any Subsidiary relating to the shares of capital stock of any Subsidiary or the Company;

                        v) contracts or agreements with reinsurers, managing general agents, managing general underwriters, general agents, underwriters, agents, investment bankers, investment advisers, custodians, brokers or sales representatives;

                        vi) contracts or agreements with any director or officer of the Company or any Subsidiary or with any person or entity affiliated or associated with such director or officer;

                        vii) powers of attorney or similar authorizations granted to any third party by the Company or any Subsidiary other than those granted in the ordinary course of business;

                        viii) contracts or agreements containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with respect to any particular product or service or with any person; and

                        ix) requirements contracts or similar agreements in which the Company or any Subsidiary is the purchaser or the seller.
      The Company and the Subsidiaries have complied in all material respects with all the provisions of their respective Company Agreements and are not in default in any material respect under any of the terms thereof. No party to any of the Company Agreements will have the right to terminate any or all of the provisions of any Company Agreement as a result of the transactions contemplated by this Agreement.

                  (b) The Company has made available to representatives of the Parent, for its review and examination, all of the Company Agreements.




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                                                                    37

            3.18 RESERVES. All loss, adjustment to expense and unearned premium reserves required under applicable regulatory requirements to be established by the Company or any Subsidiary have been and are in the required form. The amount of such reserves carried on the books of the Company and the Subsidiaries (including those established for reported and unreported insurance benefits, losses or claims and expenses) satisfy all applicable regulatory requirements.

            3.19 REINSURANCE RECOVERABLES. The reinsurance recoverables, net of related reserves for uncollectible amounts, on the books of each of the Insurance Subsidiaries as of December 31, 1996 and March 31, 1997, respectively, are appropriate.

            3.20 COLLECTIVE BARGAINING AGREEMENTS. Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement with any labor union. There are no labor controversies pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or any Subsidiary.

            3.21 NO DEFAULT. Each of the Company and the Subsidiaries has in all respects performed, or is now performing, the obligations of, and is not in default (and would not by the lapse of time and/or the giving of notice be in default), nor has it received notice of default, in respect of, any contract, agreement, lease or commitment binding upon it or its assets or properties (including, without limitation, any contract, agreement, lease or commitment described in any Schedule attached hereto), except where such nonperformance or default would not reasonably be expected to result in a Material Adverse Effect with respect to the Company or any Subsidiary. Except as previously disclosed in writing to the Parent, to the best knowledge of the Company, no party with whom the Company or any Subsidiary has an agreement, contract, lease or commitment which is material to the condition (financial or otherwise), business, net worth, assets, properties, operations or future prospects of the Company of such Subsidiary is in default thereunder or has breached any terms or provisions thereof. To the best knowledge of the Company, there are no facts or circumstances which make a default under, or termination or suspension of, any of the contracts or obligations referred to in this Section 3.21 likely to occur subsequent to the date hereof nor has any third party raised any claim, dispute or controversy with respect to such contracts or obligations.

            3.22 PREMIUMS RECEIVABLE. All of the premiums receivable of the Insurance Subsidiaries shown on the December 31, 1996 Balance Sheet or the March 31, 1997 consolidated balance sheet of the Company contained in the Company SEC Filings (the "INTERIM BALANCE SHEET"), or thereafter acquired arose under validly issued policies of insurance in the ordinary and usual course of the business of the Company or the applicable Subsidiary. The values at which premiums receivable are carried on the December 31, 1997 Balance Sheet and Interim Balance Sheet are consistent with their respective past practices and in accordance with generally accepted accounting principles applied on a consistent basis.

            3.23 BANK ACCOUNTS. SCHEDULE 3.23 is a full and complete written list of all of the bank accounts of the Company, together with the names of persons authorized to draw thereon. Except as set forth therein, all cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

            3.24 GUARANTEES. Except as set forth on SCHEDULE 3.24, neither the Company nor any Subsidiary has guaranteed, or is otherwise contingently obligated for, any indebtedness of any third party, except guarantees by the Company of the Subsidiaries' obligations and endorsements for collection or deposit in the ordinary course of business.

            3.25 INSURANCE. SCHEDULE 3.25 is (i) a full and complete list of all policies of insurance to which the Company or any Subsidiary is a party or is a beneficiary or named insured (except for insurance policies issued by the Insurance Companies in the ordinary course of business and reinsurance agreements to which the Company or any Subsidiary is a party), and the Company and the Subsidiaries have in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein and (ii) a true and complete list of all insurance policies to which other parties are a party or a beneficiary which relate to the properties, assets or operations of or any Subsidiary, and the names of such other parties. No notice of cancellation or termination has been received with respect to any insurance policy described in this Section 3.25. Each of the Company and the Subsidiaries carries insurance, with insurers that, to the knowledge of the Company, are solvent, in amount and types of coverage which are customary in the industry and against risks and losses which are usually insured against by persons holding or operating similar properties and similar businesses. No material claims have been asserted under any of such insurance policies or relating to the properties, assets or operations of the Company or any Subsidiary since December 31, 1996.

            3.26 RELATED PARTIES. Except as set forth in SCHEDULE 3.26, (a) no officer or director of the Company or any Subsidiary, or any affiliate of any such person, has, either directly or indirectly, a beneficial interest, or alleges a claim of beneficial interest, in any contract or agreement to which the Company or any Subsidiary may be bound or (b) no officer or director of the Company or any Subsidiary eligible to receive any severance obligations referenced in the Severance Schedule (as defined in Section 5.9 has, either directly or indirectly, an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company or any Subsidiary other than shares of publicly held companies not in excess of 1% of such companies' outstanding shares.

            3.27 PROPRIETARY RIGHTS. SCHEDULE 3.27 is a true, correct and complete list of patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade secrets, service marks, service mark registrations, applications for service mark registrations, trade names, labels, slogans, claims of copyright, copyright registrations, applications for copyright registrations, copyrights, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "PROPRIETARY RIGHTS") owned or used by the Company or the Subsidiaries in their respective businesses. The Company and the Subsidiaries own or possess adequate licenses or other rights to use the Proprietary Rights, and the same are sufficient to conduct the business of the Company and the Subsidiaries as they have been and are now being conducted. The operations of the Company and the Subsidiaries do not conflict with or infringe, and, no one has asserted to the Company nor any Subsidiary that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by any third party. To the best knowledge of the Company, there are no third parties whose operations conflict with or infringe nor has anyone asserted that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by the Company or any Subsidiary. There are no facts or alleged facts which would reasonably serve as a basis of any claim that the Company or any Subsidiary does not have the unrestricted right to use, free of any rights or claims of others, all Proprietary Rights in the development, provision, use, sale or other disposition of any or all products or services presently being, or contemplated to be, used, furnished or sold in the business of the Company or such Subsidiary.

            3.28 COMPLIANCE WITH LAW. The businesses of the Company and each Subsidiary have been conducted in all material respects in accordance with all applicable laws, rules, regulations, orders and other requirements of governmental authorities (excluding ERISA which is covered by Section 3.12), including, without limitation, all insurance company holding laws, all laws, regulations and orders relating to the ownership and operation of insurance companies, antitrust or trade regulation, employment and discrimination practices and procedures, the health and safety of employees, consumer credit and other consumer protection laws, insurance, environmental protection, the pollution of the atmosphere, surface water, ground water and noise, and the handling of toxic and hazardous waste materials. Neither the Company nor any Subsidiary has received any notice of alleged violations of the foregoing and there are no pending or, to the best knowledge of the Company, threatened hearings or investigations with respect to any of the foregoing.

            3.29 REAL PROPERTY. The attached SCHEDULE 3.29 constitutes a true, correct and complete list of all real property owned, leased, or under option to be purchased, sold or leased, by the Company or any Subsidiary, and no other real property is used in the conduct of the operations of the Company or any Subsidiary. All property leased by the Company or any Subsidiary is held under valid and existing leases. Except as set forth in SCHEDULE 3.29, neither the operations of the Company or any Subsidiary on any such real property, nor the condition of such real property, including improvements thereon, violates in any material respect any applicable building code, health, fire or safety engineering code, zoning requirement or classification, or other Legal Requirement relating to the environment, pollution control, public health, occupational safety or otherwise relating to such property or to such operations. Neither the Company nor any Subsidiary has received notice of any pending or threatened condemnation proceedings which may materially and adversely affect the use or value of any property described in SCHEDULE 3.29.

            3.30 INVESTMENTS OF INSURANCE SUBSIDIARIES. The investments of the Insurance Subsidiaries reflected on their respective Insurance Subsidiary Statements comply in all material respects with all applicable regulatory requirements and financial standards of the states in which each is admitted or approved, respectively, to the extent applicable. A list of all portfolio investments of the Insurance Subsidiaries as of May 31, 1997, is attached hereto as SCHEDULE 3.30.

            3.31 INSURANCE PRACTICES. The insurance practices and business operations of the Insurance Subsidiaries (including, without limitation, their reserving, marketing, investment, financial, claims, underwriting, premium collection and refunding and other practices) conform in all material respects to all applicable legal and regulatory requirements and accepted insurance company practices.

            3.32  LICENSES AND PERMITS.

                  (a) Each of the Company and the Subsidiaries has obtained, and is in compliance in all material respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all federal, state, local and other governmental or regulatory authorities (including, without limitation, any federal, state and local laws and regulations and authorities or agencies regulating insurance companies and their operations) and all courts and other tribunals for the conduct of the businesses and operations of the Company and such Subsidiary as now conducted (collectively, the "REQUIRED LICENSES"), and there are no proceedings pending or, to the best knowledge of the Company, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Required License nor are there any facts known to the Company which may give rise to such proceedings. The attached
SCHEDULE 3.32 contains a true, correct and complete list of all Required Licenses and the jurisdictions for which they are issued and a true, correct and complete list of all states in which the Company or any Subsidiary currently has pending an application to transact any line of business. Except as described on
SCHEDULE 3.32, all of the Required Licenses shall remain in full force and effect notwithstanding the consummation of the transactions contemplated hereunder.

                  (b) All material reports and applications required to be filed with any regulatory authority have been filed and are true, correct and complete in all respects and accurately present the information contained therein. Neither the consummation of the transactions contemplated by this Agreement nor any change which occurs as a result thereof will, when reflected in appropriate amendments to such applications or filings, have a material adverse effect upon any matters (including rate approvals) which are the subject of such reports, applications or filings.

            3.33 OVERDUE ASSESSMENTS: RISK SHARING PLANS. There are no overdue assessments in excess of $250,000 levied against the Company or any Subsidiary by any insurance guaranty association or fund. Other than as set forth in SCHEDULE 3.33, neither the Company nor any Subsidiary currently participate in, nor are they required to participate in, any risk sharing plan, pool, joint underwriting association, or similar arrangement pursuant to any insurance laws. The liabilities and obligations (absolute, accrued, contingent and otherwise) of the Company and its Subsidiaries in respect of such risk sharing plans set forth on SCHEDULE
3.33 do not exceed $1,000,000.

            3.34 UNDERLYING DOCUMENTS. Any underlying documents listed or described in the Schedules referred to in this Agreement have heretofore been made available to the Parent or its representatives. All such documents furnished to the Parent are true, correct and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Schedules in which such documents are incorporated. The minute books of the Company and each Subsidiary contain true, correct and complete records of all meetings and other corporate actions taken through April 28, 1997 by the directors and stockholders of the Company and such Subsidiary.

                                ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES
                    OF THE PARENT AND THE MERGER SUB

            The Parent and, after the Amendment, the Merger Sub represent and warrant to the Company as follows, provided that any representation and warranty relating to the Merger Sub shall be as of the date the Merger Sub executes the
Amendment:

            4.1 ORGANIZATION. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to the Parent. The Parent has previously delivered or made available to the Company correct and complete copies of the certificates of incorporation and by-laws, as currently in effect, of the Parent and the Merger Sub. The Merger Sub is a newly formed, wholly owned subsidiary of the Parent and, except for activities incident to the acquisition of the Company, the Merger Sub has not engaged in any business activities of any type or kind whatsoever.

            4.2 AUTHORIZATION; BINDING AGREEMENT. Each of the Parent and the Merger Sub has the full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub. This Agreement has been duly and validly executed and delivered by each of the Parent and the Merger Sub and constitutes a legal, valid and binding agreement of each of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms.

            4.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Parent or the Merger Sub, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Parent or the Merger Sub is a party or by which either of them or any material portion of their properties or assets may be bound or
(c) violate any Legal Requirements applicable to the Parent or the Merger Sub or any material portion of their properties or assets; PROVIDED that no representation or warranty is made in the foregoing clause (b) with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to the Parent.

            4.4   GOVERNMENTAL APPROVALS.  No consent, approval or

authorization of, or declaration or filing with, any Governmental Entity on the part of either the Parent or the Merger Sub that has not been obtained or made is required in connection with the execution or delivery by the Parent or the Merger Sub of this Agreement or the consummation by the Parent or the Merger Sub of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings under the HSR Act and the

Exchange Act, (c) approvals, filings and/or notices required under any applicable insurance laws, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Parent or prevent the Parent or the Merger Sub from consummating the transactions contemplated hereby.

            4.5 FINDERS AND INVESTMENT BANKERS. Neither the Parent or the Merger Sub nor any of their respective officers or directors has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Morgan Stanley, all of which fees have been or will be paid by the Parent.

                                ARTICLE 5

                                COVENANTS

            5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period commencing on the date hereof and ending at the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers and employees and others with which it has business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any or its Subsidiaries will, without the prior written consent of the Parent:

                  (a) amend or propose to amend its certificate of incorporation or by-laws (or equivalent governing instruments);

                  (b) except as set forth on SCHEDULE 5.1, authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class of the Company, other than shares of Company Common Stock (and accompanying Rights) issuable upon exercise of Company Options and upon conversion of Company Convertible Preferred Stock outstanding on the date of this Agreement in accordance with the present terms thereof;

                  (c) split, combine or reclassify any shares of Company Common Stock or declare, pay or set aside for payment any dividend (other than regularly scheduled dividends on the Company Common Stock and the Company Convertible Preferred Stock at their current levels) or other distribution in respect of any Company Common Stock, or redeem, purchase or otherwise acquire any shares of Company Common Stock;

                  (d) increase or establish any Plan or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice or as required under any existing employment agreement or Plan, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, other than in accordance with existing Plans;

                  (e) enter into any other agreements, commitments or contracts that are material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice;

                  (f) except as contemplated by this Agreement, without the prior written consent of the Parent, otherwise take or cause to be taken any action described in clauses (c) through (r) of Section 3.8 between the date of this Agreement and the Effective Time; or

                  (g)   agree, commit or arrange to do any of the foregoing.
            5.2   STOCKHOLDER APPROVAL; PROXY STATEMENT.  The Company shall

take all action necessary in connection with applicable law to convene the Company Stockholders' Meeting as promptly as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Company shall, through its Board of Directors (the "COMPANY BOARD"), recommend that its stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, subject to the Company Board's fiduciary duty under applicable law, exercised after consultation with the Company's independent legal counsel.

            5.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford the Parent and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, Contracts and Other Agreements, any documents relating to Tax Returns of the Company and its Subsidiaries and other books and records of the Company and its Subsidiaries and shall promptly deliver or make available to the Parent (a) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as the Parent may from time to time reasonably request, including, without limitation, access to outside counsel of the Company or any Subsidiary in connection with the review of any claim, dispute, action, proceeding, suit, appeal, investigation or inquiry pending or threatened against the Company or any Subsidiary. The Parent shall hold, and shall cause its Representatives (as defined in the letter agreement dated May 6, 1997 (the "COMPANY CONFIDENTIALITY AGREEMENT") between the Company and Motors Insurance Corporation) to hold, all Evaluation Material (as defined in the Company Confidentiality Agreement) in confidence in accordance with the terms of the Company Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Parent promptly shall return or destroy all Evaluation Material in accordance with the terms of the Company Confidentiality Agreement.

            5.4 NO SOLICITATION. Except as otherwise contemplated by this Agreement, neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees or representatives, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than the Parent and the Merger Sub or any affiliate, associate or designee of the Parent or the Merger Sub) concerning any proposal for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its Subsidiaries taken as a whole, whether by merger, tender offer, purchase of assets or shares of capital stock or otherwise (an "ACQUISITION PROPOSAL"). The Company shall promptly notify the Parent if any proposal, offer or substantial contact with respect thereto is made by any person in writing. Notwithstanding the foregoing, (a) the Company Board may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company and (b) the Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor after the date hereof, and may participate in discussions and negotiate with any person or group concerning any Acquisition Proposal, only if such person or group has submitted a written Acquisition Proposal to the Company Board and the Company Board determines in its good faith judgment, based as to legal matters on the written advice of the Company's independent legal counsel, that failing to take such action would constitute a breach of the Company's Board's fiduciary duty under applicable law.

            5.5   REASONABLE EFFORTS; ADDITIONAL ACTIONS.
                  5.5.1 Upon the terms and subject to the conditions of this

Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all reasonable efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the Company's and the Parent's borrowing or other contractual arrangements required by the transaction contemplated by this Agreement, (b) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act, the Securities Act, the Exchange Act and the DGCL, (c) effect promptly (but in no event later than twenty (20) days) and prosecute diligently (including responding to all reasonable requests for supplemental information) all approvals, filings and/or notices required under any applicable insurance laws for the consummation of the transactions contemplated by this Agreement, (d) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby and (e) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 6.

                  5.5.2 If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            5.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give notice to the Parent, and the Parent and the Merger Sub shall give notice to the Company, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the

Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED that the delivery of any notice pursuant to this Section
5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            5.7 PUBLIC ANNOUNCEMENTS. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Parent and the Company. Thereafter, for as long as this Agreement is in effect, the Parent and the Merger Sub, on the one hand, and the Company, on the other hand, shall not, and shall cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or any other announcement (including without limitation announcements to employees, agents or policyholders) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirements. The Parent will inform the Company in writing as to the appropriate persons to give such consent.

            5.8 MERGER SUB. On or before July 3, 1997, the Parent shall cause the Merger Sub to be duly incorporated and organized and shall cause the Merger Sub to authorize and execute an amendment to this Agreement by which the Merger Sub agrees to become a Constituent Corporation hereunder and otherwise to be bound by the terms hereof as applicable to the Merger Sub (the "AMENDMENT") and the Parent and the Company agree to execute and deliver the Amendment. The Parent will take




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                                                                    56

all action necessary to cause the Merger Sub to perform its obligation under this Agreement as so amended and to consummate the Merger on the terms and conditions set forth in this Agreement as so amended. All references herein to the Agreement shall, after the Amendment is executed and delivered by the Parent, the Company and Merger Sub, mean this Agreement as so amended by the Amendment.

            5.9 SEVERANCE. For a period of at least two (2) years from and after the Effective Time, the Parent will cause the Surviving Corporation to honor the severance obligations listed on SCHEDULE 5.9 (the "SEVERANCE SCHEDULE") in accordance with the terms of such plans as in effect immediately prior to the Effective Time.

            5.10 INDEBTEDNESS OF THE COMPANY. From and after the Effective Time, the Parent will and will cause the Surviving Corporation to honor in accordance with their terms, the Indenture dated as of August 26, 1992 between the Company and First National Bank of Chicago, as trustee, as supplemented from time to time, the Indenture dated as of October 15, 1994 between the Company and First National Bank of Chicago, as trustee, as supplemented from time to time, and the Indenture dated as of February 10, 1997 between the Company and First Union National Bank of North Carolina, as trustee, as supplemented from time to time (the "JUNIOR SUBORDINATED DEBENTURE INDENTURE"), including, without limitation, any repurchase obligations with respect to the debentures issued pursuant to the Junior Subordinated Debenture Indenture upon a Change of Control (as such term is defined in the Junior Subordinated Debenture Indenture).




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                                                                    57

            5.11 TERMINATION OF INVESTMENT ADVISORY AGREEMENT. Effective at or prior to the Effective Time, the Company shall have terminated the Investment Advisory Agreement between the Company and Head Asset Management L.L.C. with no further liability or obligation to the Company or its Subsidiaries.

            5.12 TERMINATION OF AMENDED SALARY DEFERRAL PLAN AND DEFERRAL OF BONUS PAYMENT. Effective at or prior to the Effective Time, the Company shall have terminated the Integon Corporation Executive Salary Deferral Plan, which became effective as of January 22, 1997, with no further liability or obligation to the Company or its Subsidiaries other than to pay the participant therein the amount due set forth on SCHEDULE 5.12. The Parent agrees to cause the Surviving Corporation to defer until January 2, 1998, and to pay John C Head III, his bonus in the amount of $500,000.

            5.13 EMPLOYEE PLANS. From and after the Effective Time, the Parent agrees to provide, or cause the Surviving Corporation to provide, to employees of the Company retirement benefits, bonus and incentive compensation and life, health, disability and other welfare benefits on a basis economically comparable to similar plans currently in effect for the Company's employees, and, for purposes of determining eligibility to participate, vesting and entitlement benefits, service with the Company or any Subsidiary prior to the Effective Time shall be treated as service with the Parent or its subsidiaries; PROVIDED, HOWEVER, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.




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                                                                    58

            5.14 INVESTMENT PORTFOLIO. The Company shall cause the investments of the Insurance Subsidiaries to be maintained prior to the Effective Time in accordance with past investment policies and practices of the Insurance Subsidiaries, except that, pending the Closing, cash proceeds from any investment (whether as a result of the sale or maturity of an investment or from investment income) shall only be invested in United States Treasury Securities having a maturity of five (5) years.

            5.15 INDEMNIFICATION OF DIRECTORS AND OFFICERS. The certificate of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation and each of its subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Certification of Incorporation and by-laws of the Company and its Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its subsidiaries or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and by-laws (or equivalent governing instruments) of the Company or any of its subsidiaries. The Parent shall cause to be maintained in effect for six years after the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company and its subsidiaries with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered).

            5.16 UPDATING OF SCHEDULES. From the date hereof until the Effective Time, the Company shall keep up to date all of the Schedules, and shall notify the Parent on a monthly basis of any changes or additions or events which may, after the lapse of time, cause any change or addition in any of such Schedules, whether or not such changes or additions relate to matters that are permitted under Section 5.1. If the Company submits an amended Schedule to the Parent pursuant to this Section and, if in the Parent's reasonable judgment, such amendment or supplement, either individually or in the aggregate with other amendments or supplements, results in a change that has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, then the Parent may reject such amended Schedule and, if the Company fails or refuses to promptly take such actions as are necessary to make the original version of the Schedule satisfy in all material respects each applicable representation and warranty under this Agreement (as of the Effective Time), such failure or refusal will be deemed to be the failure of the condition set forth in Section 6.2(b) below, and the Parent will be entitled to terminate this Agreement pursuant to Article 7 below.

            5.17 REDEMPTION OF COMPANY CONVERTIBLE PREFERRED STOCK. The Parent shall cause the Surviving Corporation to issue a notice of redemption within five days after the later of (i) the Effective Time or (ii) September 16, 1997 to all holders of Company Convertible Preferred Stock outstanding on the Effective Time.




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                                                                    60

Such notice of redemption shall provide for the Redemption Record Date (as defined in the Certificate of Designation) to be at least 20 days after the notice of redemption has been given. On the Redemption Record Date, the Surviving Corporation shall redeem all outstanding shares of Company Convertible Preferred Stock in accordance with the terms of the Certificate of Designation. If a notice of redemption has been given and any holder of shares of Company Convertible Preferred Stock shall, prior to the close of business on the fifth day preceding the Redemption Record Date, give written notice to the Surviving Corporation, pursuant to paragraph 6 of the Certificate of Designation, of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Surviving Corporation and any necessary transfer tax payment, as required by such paragraph 6), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective at the Conversion Price then in effect and shall entitle the holder to the Cash Conversion Consideration.

                                ARTICLE 6

                               CONDITIONS

            6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:




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                                                                    61

                  (a) This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

                  (b) No Legal Requirements shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibit or prevent the consummation of the Merger;

                  (c) (i) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made (as the case may be), except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect with respect to the Company or any Subsidiary or the Parent or materially adversely affect the ability of the Company, the Parent or the Merger Sub to perform their respective obligations hereunder and (ii) such consents, authorizations, orders and approvals shall be subject to no conditions other than (A) conditions customarily imposed by insurance regulatory authorities or (B) other conditions that could not reasonably be expected to have a Material Adverse Effect with respect to the Company or any of the Subsidiaries, taken as a whole; and

                  (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

            6.2 CONDITIONS TO OBLIGATION OF THE PARENT AND THE MERGER SUB. The obligation of the Parent and the Merger Sub to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:

                  (a) The Company shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;

                  (b) The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date); provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Effective Date, individually or in the aggregate, has not resulted in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, the foregoing condition shall be deemed to have been fulfilled;

                  (c) The Parent shall have received a certificate signed by an executive officer of the Company to the effect of Sections 6.2(a) and (b);

                  (d) All proceedings taken in connection with the filing of the Certificate of Merger and other similar transactions contemplated hereby and all documents incident to such transactions shall be reasonably satisfactory in form and substance to the Parent and its counsel; and




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                                                                    63

                  (e) The Parent shall have received a legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Company, covering the matters set forth on Exhibit 6.2(e), which firm may rely on appropriate opinion of local counsel.

            6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at the Effective Time of the following additional conditions:

                  (a) The Parent and the Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by them under this Agreement on or prior to the Effective Time;

                  (b) The representations and warranties of the Parent and the Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date;

                  (c) The Company shall have received a certificate signed by an executive officer of each of the Parent and Merger Sub to the effect of Sections
6.3 (a) and (b); and

                  (d) The Company shall have received a legal opinion of the Parent's legal staff covering the matters set forth on Exhibit 6.3(d), which legal staff may rely on appropriate opinion of local counsel.

                                ARTICLE 7

                               TERMINATION

            7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after adoption by the stockholders of the Company:

                  (a) By the mutual written consent of the Parent, the Merger Sub and the Company;

                  (b)   By the Parent, the Merger Sub or the Company:
                        (i)if a court of competent jurisdiction or

      other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

                        (ii) if the Effective Time shall not have occurred on or before December 31, 1997, PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and

                  (c) By the Parent, the Merger Sub or the Company, if the stockholder approval referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held meeting of stockholders or at any adjournment thereof;

                  (d) By the Company if the Company receives an Acquisition Proposal from any person or group and the Company Board determines in its good faith judgment, based as to legal matters on the written advice of the Company's independent legal counsel, that failing to terminate this Agreement would constitute a breach of the Company Board's fiduciary duty under applicable law; PROVIDED, HOWEVER, that if the Company exercises its right to terminate this Agreement pursuant to this subsection (d), (i) the Company, upon giving written notice of termination of this Agreement shall furnish a written copy of the Acquisition Proposal giving rise to such termination, and the Parent shall have a right of first refusal, exercisable within two (2) business days after delivery of the Acquisition Proposal to the Parent, to acquire the Company and its Subsidiaries on substantially the same economic terms set forth in such Acquisition Proposal, provided that the Parent may substitute cash for any non-cash consideration provided for under such Acquisition Proposal so long as a substantially equivalent economic value, on an after-tax basis, is provided to the Company's stockholders; and (ii) in the event the Parent elects not to exercise such right of first refusal, the Company, upon demand by the Parent, shall pay the Parent a break-up fee equal to $15,000,000. After exercise of any right of first refusal by Parent in accordance with the immediately preceding sentence, the Parent shall have 180 days to close such transaction.

            7.2 PROCEDURE FOR AND EFFECT OF TERMINATION. In the event that this Agreement is terminated and the Merger is abandoned by the Parent or the Merger Sub, on the one hand, or by the Company, on the other hand, pursuant to




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                                                                    66

Section 7.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except (i) with respect to the willful breach by any party hereto, (ii) as provided under
Section 7.1(d) and (iii) the provisions of this Section 7.2, the second sentence of Section 5.3.1, Section 7.1(d) and Article 8 shall survive the termination of this Agreement.

                                ARTICLE 8

                              MISCELLANEOUS

            8.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 8.1:

                  (a) "AFFILIATE," with respect to any person, shall mean any person controlling, controlled by or under common control with such person and shall also include any person 10% or more of whose outstanding voting power is owned by the specified person either directly or indirectly through subsidiaries;

                  (b) "KNOWLEDGE," with respect to the Company, shall mean the actual knowledge of any executive officer or director of the Company;

                  (c) "MATERIAL ADVERSE EFFECT," with respect to any person, shall mean a material adverse effect on the business, operations, assets, properties, liabilities, financial condition or results of operations of such person;

                  (d) "PERSON" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and

                  (e) "SUBSIDIARY," with respect to any person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such person. For purposes of this Agreement, all references to "subsidiaries" of a person shall be deemed to mean "subsidiary" if such person has only one subsidiary.

            8.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented, whether before or after stockholder approval, only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after this Agreement is adopted by the Company's stockholders pursuant to Section 5.2, no such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the stockholders of the Company, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

            8.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Parent or the Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Parent, the Merger Sub or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

            8.4 SURVIVAL. The respective representations and warranties of the Parent, the Merger Sub and the Company contained herein shall not survive the Closing hereunder.

            8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):




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                                                                    69

                  (a)   if to the Parent or the Merger Sub, to:

                        General Motors Acceptance Corporation
                        485 W. Milwaukee Avenue

                        Detroit, MI 48202
                        Attention: Bernard J. Buselmeier
                        Telecopier:(313) 974-5616

                        with a copy to:

                        Foley & Lardner
                        330 N. Wabash Avenue, Suite 3300
                        Chicago, IL 60611
                        Attention: Frederick L. Feldkamp, Esq.
                        Telecopier:(312) 755-1925

                  (b)   if to the Company, to:

                        Integon Corporation
                        500 West Fifth Street

                        Winston Salem, North Carolina  27152
                        Attention: Secretary
                        Telecopier:(910) 770-2747

                        with copies to:

                        Head & Company L.L.C.
                        1330 Avenue of the Americas
                        New York, New York 10019-5402
                        Attention:  John C Head III
                        Telecopier:  (212) 315-0520

                        and

                        Paul, Weiss, Rifkind, Wharton & Garrison

                        1285 Avenue of the Americas
                        New York, New York 10019-6064
                        Attention: Judith R. Thoyer, Esq.
                        Telecopier:(212) 757-3990

            8.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, that the rights of the Merger Sub may be transferred to any wholly owned subsidiary of the Parent with an appropriate amendment to this Agreement.

            8.7 EXPENSES. Whether or not the Merger is consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

            8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

            8.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.




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                                                                    71

            8.11 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) and the Parent Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

            8.12 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

            IN WITNESS WHEREOF, the Parent and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                 GENERAL MOTORS ACCEPTANCE
                                 CORPORATION

                                 By /s/ Eric A. Feldstein
                                   ----------------------------------
                                    Name:  Eric A. Feldstein
                                    Title: Executive Vice President and
                                           Chief Executive Officer


                                 INTEGON CORPORATION

                                 By /s/ John B. McKinnon
                                   ----------------------------------
                                    Name:  John B. McKinnon
                                    Title: President and Chief Executive Officer